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                            EXPENSE LIMIT AGREEMENT

   Expense Limit Agreement made as of August 1, 2006 and as revised on February 1, 2019 between Amundi Pioneer Asset Management, Inc.
("Amundi Pioneer") and Pioneer Variable Contracts Trust (the "Trust") with respect to the Trust's series of shares of beneficial interest listed on Appendix I hereto (each a "Portfolio").

   Whereas Amundi Pioneer wishes to reduce the expenses of each Portfolio; and

   Whereas the Trust wishes to have Amundi Pioneer enter into such an agreement.

   Now therefore the parties agree as follows:

   SECTION 1. Amundi Pioneer agrees to limit each Portfolio's expenses (the "Expense Limitation") by waiving Amundi Pioneer's fees and/or reimbursing the Portfolio for the Portfolio's ordinary operating expenses (ordinary operating expenses means all expenses of the Portfolio other than taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, such as litigation) so that the total expenses of the Portfolio with respect to Class I or Class II shares, as designated in Appendix I, do not exceed the percentage of average daily net assets attributable to Class I or Class II shares, as specified in Appendix I, on an annual basis. Amundi Pioneer also agrees to waive its fees and/or reimburse the fund-wide expenses attributable to any other authorized class of a Portfolio's shares to the same extent that such expenses are reduced for that Portfolio's Class I or Class II shares, as the case may be. Amundi Pioneer may waive and/or reimburse fees and expenses allocated to the applicable Class of shares before waiving or reimbursing fund-wide expenses. In no event, shall Amundi Pioneer Distributor, Inc. be required to waive or Amundi Pioneer reimburse any fees payable under the Trust's Rule 12b-1 Plan.

   SECTION 2. Amundi Pioneer may terminate or modify the Expense Limitation only in accordance with this Agreement. Amundi Pioneer agrees that the Expense Limitation shall not be modified or terminated during the remainder of the fiscal year in which this Agreement or any predecessor Agreement is executed. Amundi Pioneer shall be entitled to modify or terminate the Expense Limitation with respect to any fiscal year that commences subsequent to the date this Agreement is executed if, but only if, Amundi Pioneer elects to modify or terminate the Expense Limitation with respect to such subsequent fiscal year and such election is made prior to the effective date of the Trust's post-effective amendment to its Registration Statement on Form N-1A to incorporate the Portfolios' financial statements; provided that this Agreement shall remain in effect at all times with respect to a Portfolio until the Portfolio's then current prospectus is amended or supplemented to reflect the termination or modification of this Agreement. The election by Amundi Pioneer referred to in the preceding sentence shall not be subject to the approval of the Trust or its Board of Trustees, but Amundi Pioneer shall notify the Board of Trustees in advance of the termination or modification of the Expense Limitation.

   SECTION 3. This Agreement shall be governed by the laws of the State of Delaware.

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In witness whereof, the parties hereto have caused this Agreement to be signed as of the 1st day of February, 2019.

                                          PIONEER VARIABLE CONTRACTS TRUST

                                          By:	  /s/ Lisa M. Jones
                                                  ------------------------------
                                          Name:   Lisa M. Jones
                                          Title:  President

                                          AMUNDI PIONEER ASSET MANAGEMENT, INC.

                                          By:	  /s/ Gregg M. Dooling
                                                  ------------------------------
                                          Name:   Gregg M. Dooling
                                          Title:  Chief Financial Officer


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                                  APPENDIX I

Effective as of February 1, 2019:

PORTFOLIO                                 CLASS        EXPENSE LIMITATION
---------                                --------      ------------------
Pioneer Bond VCT Portfolio               Class I      0.62% until 05/01/20

Pioneer Strategic Income VCT Portfolio   Class I      0.75% until 05/01/20

Pioneer Strategic Income VCT Portfolio   Class II     1.00% until 05/01/20